EXHIBIT 10.57
Description of Goldman Sachs Gives Program
     The Goldman Sachs Group, Inc. (“Goldman Sachs”) has established the Goldman Sachs Gives program (“GS Gives”) in order to coordinate, facilitate and encourage global philanthropy by Goldman Sachs participating managing directors (“PMDs”). GS Gives consists of charitable organizations formed in the U.S. and the U.K. and similar charitable organizations or other mechanisms established in other jurisdictions (each, a “GS Gives Charity”).
     Each PMD was given an opportunity for fiscal 2007 to participate in GS Gives by having Goldman Sachs make a contribution out of the PMD’s compensation to a GS Gives Charity on his or her behalf. The amount that Goldman Sachs contributes to a GS Gives Charity on behalf of any PMD constitutes additional taxable compensation to such PMD and deductible compensation expense to Goldman Sachs.
     Each GS Gives contribution made on behalf of any PMD is tracked in a separate account for that PMD and is invested in one or more investment alternatives managed by Goldman Sachs’ subsidiary, Goldman Sachs Asset Management (GSAM). Each PMD can recommend the charitable organizations to which grants are made from his or her account. If the PMD donor does not recommend how grants are to be made, the directors or trustees of the applicable GS Gives Charity will determine to which charitable organization grants will be made. No GS Gives Charity nor any separate account pays investment adviser or management fees to GSAM, and Goldman Sachs otherwise covers the costs associated with administering the program.
     For fiscal 2007, the Compensation Committee of the Goldman Sachs Board of Directors set the aggregate level of the GS Gives contribution, which resulted in a contribution to each participating PMD’s separate account of approximately $210,000.